Exhibit 10.7

April 11, 2019

Anthony A. Oliva, PhD
Longeveron LLC

1951 NW 7th Avenue, Suite 520

Miami, FL 33136

Via e-mail: aoliva@longeveron.com

Re: The Part the Cloud Challenge on Neuroinflammation Supplement

Dear Dr. Oliva:

The Alzheimer’s Association is pleased to confirm that your application PTC-CS-19-623225, “Clinical Evaluation of Allogeneic Mesenchymal Stem Cells for Mild Alzheimer” has been approved for funding.

The grant will be funded beginning April 1, 2019. The granting period is April 1, 2019 to March 31, 2022. The total amount of the grant is $3,000,000.00

The award is $3,000,000.00 and bi-annual payments will be aligned with the milestone activities as outlined and attached in Appendix A. Payment timing will be dependent on achieving milestones as outlined in Appendix A.

The requirements for this grant are detailed in this document which includes the Award Letter, Conditions of Award, Patent Policy and Appendix A as one document. The document must be signed, initialed where required by the institution/organization authorized signature and the study’s principle investigator and uploaded to your online file as a “pdf”.

The Alzheimer’s Association also requires the following electronic files to be uploaded to pcCentral at: https://ProposalCentral.com/login.asp

●	Signed/initialed Award Letter, Conditions of Award, Patent Policy and Appendix A documentation as a “pdf”
●	A 5” x 7” black and white or color photograph of you in your lab

All of the above are required and must be submitted electronically to activate the award. Hard copies of the required documents will not be accepted.

The Alzheimer’s Association depends upon private support to meet its goals and to fund research grants. Therefore, your help and support are very important in the efforts to educate the general public and the scientific community about the disease and the Association. In accepting this research grant award, you agree to credit the Alzheimer’s Association for providing funds for this research whenever you present the research or publish articles about the project. In addition, your acceptance allows the Alzheimer’s Association to use your likeness in presenting your findings through press releases, interviews, or other activities such as hosting lay language abstracts on alz.org, and sharing Alzheimer’s Association funding information to public databases (i.e. International Alzheimer’s & Dementia Research Portfolio, IADRP).. Please note the attached Conditions of Award for details of this commitment.

It is necessary for both you and a representative from the business office or Office of Sponsored Research from the applicant Institution, to sign the form below. The signatures verify that the award is accepted by the Institution with the attendant requirements and that no part of this research project has been funded from another source. Also, complete the included form requesting the information for the business official that has fiscal responsibility for this award. Please retain a copy for your files and upload the complete Award Letter, Conditions of Award, and Patent Policy document to the pcCentral site.

Thank you for your support of the Alzheimer’s Association and commitment to research on Alzheimer’s disease. If you have any questions, please call Mary Grilli, Post Award Specialist, Medical and Scientific Relations department at (312) 335-5727.

Sincerely,

/s/ Maria C. Carrillo

Maria C. Carrillo, PhD.

Chief Science Officer

Alzheimer’s Association

Medical & Scientific Relations

Sincerely,

/s/ Heather M. Snyder

Heather M. Snyder, PhD.

Senior Director

Alzheimer’s Association

Medical & Scientific Relations

cc:	Suzanne Liv Page, Signing Official, spage@longeveron.com

This FY2019 Research Grant is accepted on behalf of Longeveron LLC. The requirements as specified in the Award Letter documentation are accepted. While it is acceptable for a project to have multiple funding sources, no part of this application has overlapping funding from another source.

The Alzheimer’s Association depends on volunteers for its exemplary grant review process. Your grant could not have been funded without the hard work of those volunteers. The Association assumes you will want to repay those volunteers by remaining an active reviewer in our system by connecting to the Alzheimer’s Association in your community (as applicable) and by responding to the Association’s requests to engage in additional outreach. It is imperative that you respond when called upon to contribute to this support of the Alzheimer’s and dementia research community.

By signing this document you are agreeing to all of the above terms and conditions.

Institutional Official	/s/ Suzanne Page	Date	April 11, 2019

Although not a party to this entire agreement, I have reviewed the Agreement and understand the provisions in the Agreement regarding the role of the Grantee for this Project.

Principal Investigator	Date

PTC-CS-19-623225, Anthony A. Oliva, PhD

Please provide us with the following information:

Check Payable to:

Institution EIN:
(Required for payment to be sent to the Institution)

Send Check(s) to:
Name

Title

Institution

Address

Phone:
Fax:
E-Mail

Send Financial Report Request Notice to:

Name

Title

Phone:
Fax:
Email:

Please contact Mary Grilli, Post-Award Specialist at (312) 335-5727 of any changes to the above information. Fax: 1-866-801-5501

Conditions of Award - PTC-CS- (2/2019)

C O N D I T I O N S    O F    A W A R D

GRANT TIMELINE

The Alzheimer’s Association expects that your Project will be completed according to the agreed upon timeline as outline in Appendix A. Continued funding will be determined by progress and satisfactory assessment by the Alzheimer’s Association.

To this end, you are required to do the following:

a)	Payment to begin work will not be issued without IRB approval.

b)	Participate in regularly scheduled assessment meetings and/or teleconferences as requested by the Alzheimer’s Association. Failure to participate in these assessments and to demonstrate satisfactory progress may result in withholding of future payments. The first assessment will be held approximately at the six-month mark of your Award by teleconference to review initial progress. Assessment meetings will be held at the midpoint and completion of your Award. The individual grantee is required to attend both assessment meetings via teleconference, unless otherwise informed by the Alzheimer’s Association.

c)	Complete progress and expense reports detailing your progress against milestones and your associated expenditures. These reports will be due before the midpoint assessment meeting and at the completion of your award. When appropriate, additional reports may be requested before other assessment meetings and teleconferences. Templates will be provided to you to facilitate this reporting. These reports will be reviewed by the Alzheimer’s Association against the Assessment Criteria and you may receive suggestions, critique, and feedback.

d)	Participate openly in discussions regarding your Project with the Alzheimer’s Association scientific and research staff, and advisors.

Failure to meet milestones, furnish scheduled deliverables, including any reports, satisfactorily meet all Assessment Criteria or comply with this Agreement may serve as one or more bases for termination of funding by the Alzheimer’s Association.

If at any time circumstances arise that prohibit completion of the Project on schedule, you are required to notify the Alzheimer’s Association immediately. The Alzheimer’s Association will consider granting a no-cost extension on a case by case basis. To apply for a no-cost extension, submit a letter detailing the request. The letter should include reasons for delays or changes, associated rationale, a timeline for continuing the work, and an expense report detailing remaining funds.

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Conditions of Award - PTC-CS- (2/2019)

HUMAN RESEARCH SUBJECTS PROTECTIONS

The institution that receives a grant from the Alzheimer’s Association is accountable and has the primary responsibility for protecting the rights and welfare of individual human subjects who consent to participate in investigations supported by these funds. Investigators may consult the Public Health Service Grants Policy Statement, or Section 474(a) of the Public Health Service Act, implemented by 45 CFR Part 46 or The Office of Protection from Research Risks, National Institutes of Health, Bethesda, Maryland 20892 for additional guidance on the necessary safeguards for human research subjects.

Certification of Institutional Review Board (IRB) review and approval is not required at the time of submission of an application. Documentation is required at the time of award of the grant and on the anniversary date of the award (in conjunction with scientific and financial reporting). No more than 10% of overall budget may be back-charged for costs incurred in obtaining IRB approvals.

ANIMAL WELFARE ASSURANCE

The Alzheimer’s Association uses the PHS Policy on Humane Care and Use of Laboratory Animals by Awardee Institutions. As stated in the PHS Grants Policy Statement, it “:requires that applicant organizations establish and maintain appropriate policies and procedures to ensure the humane care and use of live vertebrate animals involved in research activities.......” It is the responsibility of institutions applying for a grant to the Alzheimer’s Association to ensure that the policies for the humane care and use of vertebrate animals are appropriately implemented. Investigators may contact The Office for Protection from Research Risks (OPRR), National Institutes of Health, Bethesda, Maryland 20892, for further information.

Animal welfare assurances for research using vertebrate animals are not required at the time of submission of an application. Documentation indicating Institutional Animal Care and Use Committee (IACUC) review and approval is required at the time of award of a grant and on the anniversary date of the award (in conjunction with scientific and financial reporting).

RECOMBINANT DNA APPROVAL

The Alzheimer’s Association expects documentation from the Institutional Biosafety Committee rDNA Approval annually. It is the responsibility of institutions applying for a grant to the Alzheimer’s Association to ensure that the policies for the use of recombinant DNA are appropriately implemented.

Recombinant DNA (rDNA) review and approval is required at the time of award of a grant and on the anniversary date of the award (in conjunction with scientific and financial reporting).

ALLOWABLE COSTS AND OWNERSHIP OF EQUIPMENT

Allowable costs are specified in the Program Announcement for each research mechanism. It is required that most of the funds awarded be used for the direct support of the research project in general, allowable costs include, but are not limited to:

●	purchase and care of laboratory animals,

●	small pieces of laboratory or clinical research equipment,

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Conditions of Award - PTC-CS- (2/2019)

●	Special use computer hardware and software for neuropsychological or imaging studies,

●	laboratory or clinical supplies,

●	salary for the Principal Investigator,

●	salary for scientific staff (including post-doctoral fellows and graduate students) and technical staff (including laboratory technicians and modest secretarial support),

●	support for travel -- a total of $5,000 over a two-three year period not to exceed $2,500 per year (if you request the full $2,500 for 2 years and are requesting a 3 year award you will not be able to request travel funds for one of those years). Please note, the AARG/AARG-D awardees are required to participate at least once during the award period in the Alzheimer’s Association International Conference (AAIC); travel funds may be allocated to support registration and travel.

●	open access publication fees for journal articles related to the funded research project

●	membership to ISTAART, the professional society of the Alzheimer’s Association

Costs not allowed include:

●	computer hardware and software for general office/word processing use.

●	tuition costs for students,

●	construction costs or renovation costs,

●	rent costs,

●	currency conversion costs for International Awards,

Title for any approved equipment purchased by the organization with Alzheimer’s Association grant funds belongs to the grantee organization

**IMPORTANT NOTE**

The Alzheimer’s Association reserves the right to disallow any expenditure(s) that are deemed unacceptable costs.

INDIRECT COSTS

Indirect costs are capped at 10 percent (rent for laboratory/office space is expected to be covered by indirect costs paid to the organization).

PART THE CLOUD DISTRIBUTION OF INCOME

The attached Patent Policy the Alzheimer’s Association details distribution of net income derived from new patents and/or inventions. In addition, the Alzheimer’s Association revenue share for any revenue derived with respect to the award intellectual property, licensing, including upfront and periodic payments, milestone and royalty payments, but excluding funds received for research support that is not in lieu of Revenue. This revenue share shall be limited to a maximum of five (5) times the Alzheimer’s Association Award.

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Conditions of Award - PTC-CS- (2/2019)

AWARDEE VOLUNTEER ACTIVITIES

The Alzheimer’s Association depends on volunteers to support the scientific enterprise, including the International Research Grant Program. The Association assumes you will want to repay those volunteers by remaining an active reviewer in our system by connecting to the Alzheimer’s Association in your community (as applicable) and by responding to the Association’s requests to engage in additional outreach.

INTERIM/ SCIENTIFIC AND FINANCIAL REPORTS

The Alzheimer’s Association requires bi-annual scientific and financial progress reports for the receipt of continued funding for multi-year grants. The Interim financial report is due on the anniversary date of the award and must be signed by the responsible business official of the grantee institution. Both reports must be submitted ELECTRONICALLY. Paper submissions will NOT be accepted. In some cases a hard copy of the financial report may be requested due to legibility. The Alzheimer’s Association reserves the right to ask for additional information pertaining to details included in these reports. Scientific reports should include progress to approved milestones, and are required to initiate subsequent payments.

To download templates for the required reports, and to submit your annual reports; go to the same location that you used previously to submit your application:

https://ProposalCentral.com/login.asp

A tutorial for the submission of annual reports as well as other capabilities of the online system for grantees is available at the login page. Scroll down to the tutorial called “Grantee Instructions to access award information” or use the following link in your web browser to download the tutorial directly:

https://docs.proposalcentral.com/Instructions_Award_Info.pdf?version=2017.10.0.619

Follow the instructions in the tutorial to download the REQUIRED scientific progress report and financial report forms to be used for the submission of your annual reports and to attach the completed documents prior to the deadlines listed in your award.

**IMPORTANT NOTE**

Delinquent reports may cause funding to be delayed or terminated. Reports must be submitted by the requested due date.

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Conditions of Award - PTC-CS- (2/2019)

FINAL SCIENTIFIC AND FINANCIAL REPORTS

Investigators are required to submit final scientific and financial reports on all research grants funded by the Alzheimer’s Association. All final financial reports must be signed by the responsible business official for the institution. Final scientific and financial reports must be submitted ELECTRONICALLY within 90 days of the end of the award. Paper submissions will NOT be accepted. In some cases a hard copy of the financial report may be requested due to legibility. The Alzheimer’s Association reserves the right to ask for additional information pertaining to details included in these reports.

To download templates for the required reports, and to submit your annual reports; go to the same location that you used previously to submit your application:

https://ProposalCentral.altum.com /login.asp

A tutorial for the submission of annual reports as well as other capabilities of the online system for grantees is available at the login page. Scroll down to the tutorial called “Grantee Instructions to access award information” or use the following link in your web browser to download the tutorial directly:

https://docs.proposalcentral.com/Instructions_Award_Info.pdf?version=2017.10.0.619

Follow the instructions in the tutorial to download the REQUIRED scientific progress report and financial report forms to be used for the submission of your annual reports and to attach the completed documents prior to the deadlines listed in your award.

**IMPORTANT NOTE**

Final Progress Reports must be submitted by the requested due date. Delinquent reports will prevent future submission of the Letter of Intent (LOI) for consideration of possible funding.

DATA SHARING

The Alzheimer’s Association is committed to data sharing for Alzheimer’s Association International Research Grant Program grantees. Data sharing is a necessary means to advance Alzheimer research results into systemic knowledge, usable products, and research procedures, leading to the overall improvement of human health.

The Alzheimer’s Association requires the timely release and the sharing of final research data and other research resources generated from Alzheimer’s Association funded research studies be shared and administered in accordance with this policy. Examples included in the “final research data” are the data, samples, physical conditions and other supporting materials created or gathered during the course of the work.

For clinical data, the rights and privacy of people who participate in Alzheimer’s Association – sponsored research must be protected at all times. When applicable, data collected during these studies and shared for broader use should be free of identifiers and variables related to individual subjects.

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Conditions of Award - PTC-CS- (2/2019)

The Alzheimer’s Association provides the Global Alzheimer’s Association Interactive Network (GAAIN) as a resource to link all data generated as a result of this funding (see below for exemption) to be available for sharing. GAAIN – located at gaain.org - is cloud-based, grid network infrastructure spanning centralized computational facilities in North America and Europe. The Alzheimer’s Association recognizes there may be difficulties, limitations or other potential complications regarding an individual’s or an institution’s ability to comply with the Alzheimer’s Association’s data sharing policy as a result of institutional policies; local, state and federal laws and regulations, including the Privacy Rule; or local IRB regulations. The rights and privacy of people who participate in Alzheimer’s Association – sponsored research must be protected at all times. When data sharing may be limited, applicants should be prepared to explain such limitations to the Alzheimer’s Association.

For non-clinical (i.e. animal related studies testing/ evaluating potential therapeutics in these models), the Alzheimer’s Association expects researchers to submit their data within 12 months of the conclusion of their project to the AlzPED database, hosted by the National Institute on Aging/NIH. To submit data through AlzPED, awardees are expected to establish an account at https://alzped.nia.nih.gov/node/add/alzped-study and provide documentation of their data being submitted to the appropriate tool. AlzPED provides transgenic model and cross-transgenic model information across relevant translational criteria data sets such as therapeutic agents, and targets. AlzPED is designed to feature published and unpublished reports and to help identify the critical data, design elements and methodology missing from studies in order to increase transparent reporting, reproducibility and translatability of animal model efficacy testing studies. Following submission of data to AlzPED, researchers will receive a citable d.o.i (digital object identifier); investigators are expected to include the AlzPED d.o.i. in their final progress report.

In addition, awardees are encouraged to discuss potential impediments to data sharing with their Association contact at the time they negotiate grant agreement to accept the Alzheimer’s Association grant award.

**IMPORTANT NOTE**

Failure to comply with the Alzheimer’s Association Data Sharing Policy will result in ineligibility of the investigator for future funding from the Alzheimer’s Association.

Public Access Policy

The Alzheimer’s Association funds biomedical research related to Alzheimer’s and related dementias. The main output of this research is new knowledge. To ensure this knowledge can be accessed, read, applied, and built upon in fulfillment of our goals, the Alzheimer’s Association expects its researchers to publish their findings in peer-reviewed journals.

In addition, it is a condition of funding from the Alzheimer’s Association that all peer-reviewed articles supported in whole or in part by its grants must be made available in the PubMed Central online archive in accordance with the following conditions:

●	Authors are to deposit an electronic copy of their final peer-reviewed manuscripts in PubMed Central immediately upon acceptance for journal publication. (http://www.healthra.org/resources.publicaccess.html)

●	The manuscript is to be made publicly available in PubMed Central no later than 12 months after the official date of journal publication. This requirement applies to all Alzheimer’s Association grants awarded.

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Conditions of Award - PTC-CS- (2/2019)

PubMed Central is a database of full-text biomedical journal articles available online without a fee. It is hosted by the National Library of Medicine in the National Institutes of Health. Once posted in PubMed Central, results of research become more accessible, prominent, and integrated within the context of other research findings, making it easier for scientists worldwide to pursue Alzheimer’s and related dementia research. Equally important, families, clinicians, patients, educators, funders, and students reap the benefits of information arising from funding by accessing publications on PubMed Central at no charge.

An author must acknowledge the Alzheimer’s Association’s support in every article arising from such funding. The acknowledgement statement must include the applicable Alzheimer’s Association grant number. This will enable the Association to link the published outputs of research to the support it has provided.

All scientific progress reports must include the PMC ID number (PMCnnnnn) to publications in PubMed Central supported by the Alzheimer’s Association.

**IMPORTANT NOTE**

Failure to comply with the Alzheimer’s Association Public Access Policy will result in ineligibility of the investigator for future funding from the Alzheimer’s Association.

NOTIFICATION OF PUBLICATIONS

One electronic copy of manuscripts and meeting abstracts reporting research acknowledging funds from the Alzheimer’s Association must be submitted ELECTRONICALLY at the time of publication. This copy will become part of the official file of the grant and will be provided to the Communications Division to assist in the efforts to further inform the public about the research program of the Association. These submissions must be made electronically using the same system outlined above for report submissions.

The Association will provide publicity assistance when the Principal Investigator notifies the staff prior to the release of findings in any scientific journal or major meeting presentations and will work with the Public Relations Officer of the institution to ensure coordination of efforts. Please contact the Communications Division, Media Relations Department at 312-335-5776 as early as possible in the process, for instance as soon as the manuscript is accepted for publication or presentation.

An acknowledgment of support provided by the Association must be included in any responses to or interviews with radio, television or print journalists when an Association funded grant is discussed.

ACKNOWLEDGEMENT OF FUNDING SOURCE

An acknowledgment of support provided by the Alzheimer’s Association must appear in publications of any material whether copyrighted or not, if the data is based on or developed under Association- supported grants. The following wording should be used: This work was supported by an Alzheimer’s Association Part the Cloud Challenge on Neuroinflammation Supplement (PTC-CS-19-623225).

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Conditions of Award - PTC-CS- (2/2019)

In addition, an acknowledgement of support provided by the Alzheimer’s Association must appear in presentations of any material, if the data is based on or developed under Association-supported grants.

Whenever the Principal Investigator is informed of sponsorship through the generosity of a donor, the specific grant name should be used. For example, the Alzheimer’s Association/Samuel A. Blank Research Grant.

RIGHT TO AUDIT

In accordance with generally accepted accounting principles, the grantee institution (“Grantee”) shall maintain reasonably full and complete records of the cost and completion of services performed under this Grant Award and the Conditions of Award Agreement (together, “Agreements”). During the term of the funding agreement with the Alzheimer’s Association, and for a period of two years after their termination or completion, the Alzheimer’s Association reserves the right to inquire and/or audit the Grantee’s records as they pertain to the performance of the Agreements at Grantee’s office. Upon fifteen business days written notice from the Alzheimer’s Association, Grantee agrees to make available all records for inspection or audit at its offices during normal business hours (Monday through Friday, 8 a.m. - 5 p.m. local time).

RESTRICTIONS ON FUTURE FUNDING ELIGIBILITY

As of the posting of this policy, the Alzheimer’s Association will not accept new research grant applications from investigators who are delinquent in submitting interim/final scientific or interim/final financial reports on current and/or previous grants or are in conflict with the conditions put forth in this document.

This policy will be strictly adhered to, no exceptions.

REQUESTS FOR ADMINISTRATIVE ACTIONS

Submit requests for administrative actions electronically through the proposalCENTRAL online system used for Interim and Final report submissions (described above). When the request has been uploaded, please advise Mary Grilli, Post Award Grant Specialist that a request has been filed (mgrilli@alz.org).

** IMPORTANT NOTE**

ALL letters and reports must be submitted electronically (see instructions above in reporting requirements).

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Conditions of Award - PTC-CS- (2/2019)

Requests for administrative actions (e.g. re-budgeting, carry-over of unexpended funds, replacement of Principal Investigator, transfer of institution, overlap, extension of award, administrative supplements) must be submitted electronically via letter which has been signed by the Principal Investigator of the application or grant and the responsible, bonded business official of the institution. Any request must be submitted 45 days prior to the desired date of action. Association staff will review draft letters for content and appropriateness prior to submission of the final signed request. The preliminary review does not indicate advance approval of the request, rather the preliminary review will ensure that all necessary information has been included.

Review and approval of requests for administrative actions is the responsibility of the staff of the Alzheimer’s Association.

Re-budgeting

Requests for re-budgeting of more than 10% of the total awarded amount (direct + indirect costs) for that year must be submitted electronically for prior approval to the Alzheimer’s Association. Requests to re-budget must be clearly explained and justified against the timely achievement of the specific aims of the grant. If possible, re-budgeting requests should be submitted with the interim/non- competing continuation report. If necessary, re-budgeting requests will be accepted mid-grant year.

Carry over of Unexpended Funds

In general, permission to carry forward unexpended balances into future funding years is allowed. For example, a $10,000 unexpended balance at the end of the 02 year, of a three year award, will be carried forward automatically and used to supplement to the $60,000 continuation funding of the 03 year (which would provide the investigator a total of $70,000 for the 03 year).

Replacement of the Principal Investigator

For most programs (exceptions named below), the request to replace a Principal Investigator must be submitted electronically (see instructions above in reporting requirements) by the appropriate faculty member (usually the Department Chair or Dean) and countersigned by the responsible business official of the grantee institution. The letter requesting replacement of the Principal Investigator must contain a curriculum vita of the proposed replacement Principal Investigator. Approval of a replacement Principal Investigator is the responsibility of the Association and subject to review by staff; the Association reserves the right to terminate a grant if replacement Principal Investigator is not approved.

For Strategic Grants (SG) and Zenith, the grantee institution may request the replacement of a Principal Investigator. If the Principal Investigator of a Zenith or Strategic Grant(SG) award leaves research work for some reason, the Alzheimer’s Association reserves the right to terminate the grant and the remaining funds minus non-cancellable obligations/ fees returned to the Alzheimer’s Association.

Transfer of Institution

The Association will review requests to transfer a grant to another organization, if applicable. For a Part the Cloud grant, the Alzheimer’s Association reserves the right to approve the transfer or to terminate the funded grant.

The request to transfer a grant should be submitted electronically at least 60 days in advance of the planned move to ensure Association staff have adequate time to review the request and ask for and receive additional information should it be necessary. You may request a six-month extension to complete work proposed in the grant for time loss during your move to the new institution.

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Conditions of Award - PTC-CS- (2/2019)

Overlap with other Funded Applications

Investigators must inform the Association of any overlap, or concern about possible overlap, with other non-Alzheimer’s Association grants. Overlap is defined as “two or more grants by the same Principal Investigator which shares at least one specific aim”; in addition, overlap means that the budget line items for each funding mechanism are also shared It is not necessary to provide information about applications that share specific aims with an Association grant. The concern about overlap arises only when an investigator has been notified that he/she will be awarded a grant by another organization and that application, soon to be awarded, shares specific aim(s) with a grant from the Association and has overlap of proposed resources.

Extension of Award

An extension of the term of a grant without funds (no-cost extension) or with funds remaining at the end of the grant period (extension with cost) may be approved when requested electronically 45 days prior to the grant expiration. Typically, requests range from six to twelve months however you are allowed a 6 month extension for each year of the award (e.g. a two year award will be eligible for 2 no- cost extensions, up to 6 months each whereas a three year award will be eligible for 3 no-cost extensions, up to 6 months each). The Principal Investigator and responsible business official must countersign the letter requesting the extension, whether the extension is with funds unexpended at the end of the grant period or at no cost. Although requests may not be made for the sole purpose of spending remaining funds, you may expend remaining funds during the no-cost extension period. The duration of the extension and the expected products/accomplishments must be detailed in the letter. An extension of term may only be requested to complete work proposed in the grant.

Absence from work

Awardees must notify the Alzheimer’s Association of any absence from the funded research project longer than 60 days, planned, unplanned or due to illness. In certain extreme cases when the Awardee is unable to communicate with the Association due to illness or accident, the department chairperson and/or authorized personnel from the institution may submit the request on their behalf. The Award is subject to early termination unless the absence has been requested and authorized in advance by the Alzheimer’s Association

A written request should be submitted to Alzheimer’s Association indicating the dates of the leave, the reasons for the request and the Principal Investigator’s intention to resume their work on the funding project. The Alzheimer’s Association will review the request and determine the most appropriate course of action.

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Conditions of Award - PTC-CS- (2/2019)

Change of Names and Addresses

If an investigator moves while an application is under review by the Association, it is necessary to submit electronic notification of the new address and the date of the move by updating the PI profile in proposalCENTRAL. In some instances, great difficulty has been encountered trying to find an investigator to inform him/her of the award of a grant.

If the business official responsible for the grant or application at the institution is changed, the investigator and new business official should update information electronically in the proposalCENTRAL profile as soon as possible.

Prompt online notification through proposalCENTRAL, of changes in names, titles, addresses, phone and fax numbers, email addresses will help to avoid delays in processing any actions or requests.

Other Administrative Actions

For other administrative actions not covered in this document, the investigator should submit an electronic letter detailing the request and the rationale.

** IMPORTANT NOTE**

ALL letters and reports must be submitted electronically (see instructions above in reporting requirements).

REEARCH INTEGRITY

Research misconduct by a Grantee receiving Alzheimer Association support is contrary to the interests of Alzheimer Association and the patients and their families it seeks to serve, as well as to the integrity of research, and to the conservation of donor funds. The Parties hereby agree to follow, and Sponsoring Institution shall cause Grantee and Sponsor to follow, the Sponsoring Institution’s policies as they relate to Research Misconduct and confirm that they are at least as rigorous as those followed by the NIH (Public Health Service Policies on Research Misconduct 42 CFR 93).

For the avoidance of doubt, the NIH defines “Research Misconduct” to mean fabrication, falsification, or plagiarism (further defined below) in proposing, performing, or reviewing research, or in reporting research results. Research misconduct does not include honest error or differences of opinion.

a)	Fabrication: Making up data or results and recording or reporting them.

b)	Falsification: Manipulating research materials, equipment, or processes, or changing or omitting data or results such that the research is not accurately represented in the research record.

c)	Plagiarism: The appropriation of another person’s ideas, processes, results or words without giving appropriate credit.

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Conditions of Award - PTC-CS- (2/2019)

**IMPORTANT NOTE**

Upon completion of projects, the Association encourages grantees to consider submitting an article describing results to Alzheimer’s & Dementia: The Journal of the Alzheimer’s Association or its two companion open access journals: Translational Research & Clinical Interventions (TRCI) or Diagnosis, Assessment & Disease Monitoring (DADM. Note, payments of open access publication fees are eligible grant expenses, not limited to these two OA journals. For submission information, visit www.elsevier.com/authors.

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PATENT POLICY OF THE ALZHEIMER’S ASSOCIATION®

The primary purpose of the Alzheimer’s Association (the “Association”) funding scientifically meritorious research is to advance its mission to eliminate Alzheimer’s disease through the advancement of research; to provide and enhance care and support for all affected; and to reduce the risk of dementia through the promotion of brain health. The Association recognizes that patentable Inventions (defined below) having public health, scientific, business or commercial application or value may be made in the course of research supported by the Association. It is the desire of the Association that such Inventions will be administered in such a manner that they are brought into public use at the earliest possible time. The Association recognizes that this may be best accomplished through the filing of applications for registration of patents and/or copyrights in such Inventions and the commercial licensing of such Inventions to third parties. Discoveries, works of authorship, or Inventions derived from research performed, supervised or subcontracted for by the grantee institution during the term of the grant will be subject to the Association’s Patent Policy as set forth below:

1.	“Invention” is any discovery, data, material, method, process, device, product, program, software, proprietary know-how or other work of authorship, whether or not patentable or copyrightable, that is created, conceived or discovered in the course of research supported in whole or in part by the Association, or that arises from research supported in whole or part by the Association.

2.	All notices of disclosure of Invention patents must be reported in a timely manner to the Medical & Scientific Relations Division of the Association. Upon the Association’s request, all documentation relating to the filing or assertion of rights shall be provided to the Association. The Association shall agree to maintain the confidentiality of such documentation by executing a confidentiality agreement mutually agreed to by the grantee institution /inventor and the Association. All expenses of the Invention patent process should be borne by the grantee institution or individual awardee.

3.	Unless otherwise indicated or requested by the grantee institution, title to any invention shall reside in the grantee institution.

4.	Distribution of income derived from an Invention shall be according to the policies of the grantee institution, except that the Association shall participate in net income derived from the Invention (unless waived in writing by the Association) to the extent, and at a rate of remuneration, to be determined by mutual agreement between the grantee institution and the Association at the time a patent application is filed. If the grantee institution has no established and applicable patent, intellectual property, or technology transfer policy and procedure for administering Inventions, the Association shall have the sole right to determine the disposition of the Invention rights in a manner consistent with this Patent Policy.

5.	The grantee institution shall not abandon all patents and patent applications without first notifying the Medical & Scientific Relations Division of the Association and to the extent the grantee institution has the legal right to do so giving the Association the opportunity to take title to the Invention and to continue the patent or patent application at its own expense.

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6.	The grantee institution shall agree that if it has not taken effective steps, within a reasonable time frame for the research project advancement after a U.S. patent issues on an Invention supported by Association funds and administered by the institution, to bring that invention to the point of practical application, or has not made such Invention available for licensing, the Association shall have the right to request grantee institution terminate the license for lack of diligence, grant title to the Association and to locate and proceed with another licensee.

7.	If any Invention is made with the joint support of the Association and any agency or department of the United States Government, the Association may defer to the patent policy of that agency or department upon written statement by the appropriate agency of government notifying the Association of its position with respect to the Invention in question.

8.	If any Invention is made with the joint support of the Association and some other organization, not an agency or department of the U.S. Government, that organization, the institution, the inventor(s), and the Association will confer to arrive at a mutually satisfactory disposition of the Invention rights.

Address all correspondence regarding this policy to:

Mary Grilli

Post Award Grant Specialist

Alzheimer’s Association®

Medical & Scientific Relations – Grant Operations

225 N. Michigan Avenue – 17th Floor

Chicago, IL 60601-7633

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Appendix A

Longeveron LLC 1951 NW 7th Avenue, Suite 520 Miami, Florida 33136 305-989-2014 | aoliva@longeveron.com

Months 1 – 6: $850,000

1.	Continue enrollment and treatment of subjects on the trial.
a.	Target 8 subjects
2.	Production of lots of LMSCs for remainder of trial.
3.	Develop final protocol for MRI volumetric analyses (new milestone from original application)
4.	Analyze inflammatory markers from enrolled subjects.
5.	Analyzing AD markers from enrolled subjects.
6.	Analyze MRI volumetric changes for subjects.
7.	Continue trial management activities (IRB renewal, site monitoring, etc.).
8.	Perform interim analyses on safety and efficacy.
a.	Target date 5/2019
9.	Hold DSMB meeting.
a.	Target date 5/2019

Months 7 – 12: $800,000

1.	Complete enrollment and treatment of all subjects on the trial (i.e., last subject is enrolled).
a.	Target 10 subjects (full enrollment = 30 subjects)
2.	Advance LMSC production to meet requirements for next trial phase.
a.	Develop scale-up procedures and required potency and efficacy assays.
3.	Analyze inflammatory markers from enrolled subjects.
4.	Analyzing AD markers from enrolled subjects.
5.	Analyze MRI volumetric changes for subjects.
6.	Continue trial management activities (IRB renewal, site monitoring, etc.).
7.	Perform interim analyses on safety and efficacy.
a.	Target date 11/2019
8.	Hold DSMB meeting.
a.	Target date 11/2019

Months 13 – 18: $750,000

1.	Advance LMSC production to meet requirements for next trial phase.
2.	Analyze inflammatory markers from enrolled subjects.
3.	Analyzing AD markers from enrolled subjects.
4.	Analyze MRI volumetric changes for subjects.
5.	Continue trial management activities (IRB renewal, site monitoring, etc.).
6.	Perform interim analyses on safety and efficacy.
a.	Target date 5/2020

7.	Hold DSMB meeting.

a.	Target date 5/2020

Longeveron LLC 1951 NW 7th Avenue, Suite 520 Miami, Florida 33136 305-989-2014 | aoliva@longeveron.com

Months 19 – 24: $600,000

1.	All enrolled subjects complete study (i.e., last subjects completes the 12-month follow-up).
a.	Last subject completes study in Q7 grant period.
9.	Advance LMSC production to meet requirements for next trial phase.

a.	Develop scale-up procedures and required potency and efficacy assays.
2.	Complete analyses of inflammatory markers from all subjects at all time-points.
3.	Complete analyses of AD markers from all subjects at all time-points.
4.	Complete analyses of MRI volumetric changes for subjects.
5.	Complete efficacy analyses from all subjects at all time-points.
6.	Final data lock, analyses, and unblinding, and trial close-out. Target date: 11/2020
7.	Final DSMB meeting
a.	Target date 11/2020
8.	Prepare publications of final results.
9.	Apply for Regenerative Advanced Medicine Therapy (RMAT) designation with FDA
10.	Prepare for Phase II trial (Q8 of grant award).
a.	Have End-of-Phase (EOP) meeting with FDA.
b.	Obtain guidance from Scientific Advisory Board.
c.	Prepare protocol for next Study Phase.

Graphic timeline and milestones. Milestones are denoted with an asterisk, and major trial milestones are shown in green.

Longeveron LLC 1951 NW 7th Avenue, Suite 520 Miami, Florida 33136 305-989-2014 | aoliva@longeveron.com

Enrollment projection graph.